Exhibit 10.1

Rupert Villers     9th November 2015
[Address intentionally omitted]

Dear Rupert

I am writing to you with the terms we have agreed in connection with your resignation from Aspen Insurance UK Services Limited (the "Company").
For the purpose of these proposals, the references to the Group mean the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, in each case as at the Termination Date (as defined below), where "holding company", "parent undertaking", "subsidiary" and "subsidiary undertaking" have the meanings given to them in the Companies Act 2006 (the "Group"). Any reference to the Companies Act 2006 includes any consolidation or re-enactment, modification or replacement of this Act. This Settlement Agreement is entered into by the Company for itself and in trust for each member of the Group and for those persons listed in paragraph 12(a) (Full and final settlement) with the intention that each member of the Group or person will be entitled to enforce it directly against you.

1.	Termination

(a)
You gave notice of your resignation on 20 April 2015 and, in accordance with Clause 18.2 of your employment contract dated 5 May 2009 (the "Employment Agreement"), your employment with the Company will come to an end on 20 April 2016 (the "Termination Date"), when, save as expressly provided by this Settlement Agreement, all your entitlements in connection with your employment, whether or not under the Employment Agreement, will cease.

(b)
Until 30 October 2015, you will continue to be involved in the business of the Group as agreed between you and Chris O’Kane, Chief Executive Officer. By the 30 October 2015, you will have completed a proper and orderly handover of your duties and, on that date, you will step down from your remaining role as Chairman of Aspen Insurance.

(c)
From 31 October 2015 until the Termination Date, you will be on garden leave in accordance with Clause 18.3 of the Employment Agreement. During this period, you will not attend for work, involve yourself or be involved in the business carried on by the Group unless you are specifically requested to do so by the Chief Executive Officer of the Aspen Group or another officer of the Group authorised by him. You should therefore be available in case you are needed, except when you are on holiday or on a Friday (reflecting the 4 day week nature of your current Employment Agreement). Any holiday should be advised to the Company’s HR team and must be used by the Termination Date as no payment will be made for any unused entitlement.

(d)
Until the Termination Date the parties will comply with the terms of the Employment Agreement, whether express or implied (except as expressly varied by this Settlement Agreement), and your employment will not be terminated by either party other than in circumstances justifying its lawful termination without notice. You may not therefore, for example, perform any work for a third party without the prior written consent of the Chief Executive Officer of the Aspen Group or another officer of the Group authorised by him and may not contact any customer or employee of the Group except for purely social purposes. So long as you comply with the terms of this paragraph, you will continue to receive your salary and other contractual benefits, as amended by this Settlement Agreement. If your employment is lawfully terminated by the Company, then you will cease to have any entitlements under this Settlement Agreement to any payment or benefits, but this Settlement Agreement will otherwise remain in force.

(e)	When your employment ends, the Company will issue your P45 made up to the Termination Date.

2.	Pre-conditions

(a)
You have resigned your directorship of the Company and all other directorships of companies in the Group. If you hold any trusteeships or other offices relating to the Group's business, you will, on request, resign from them and execute such documents as may be necessary to give effect to them.

(b)
You will by 30 October 2015 have returned all documents, equipment, information (however it is stored) and other property belonging to the Group or relating to any of its business, without you or anyone on your behalf retaining copies of such documents or extracts from them. You undertake that you have not downloaded any information (however it is stored) save in the fulfilment of your obligations to the Company and that you will not do so.

3.	Bonus Payment

(a)
Subject to paragraph 5 (Conditions), you will remain eligible for a bonus payment, less such deductions as the Company acknowledges that it is required by law to make, under Clause 6.2 of the Employment Agreement for the Company's financial year starting on 1 January 2015 and prorated for the period to 30 October 2015 (the "Bonus Payment"). Eligibility for a bonus will be subject to the terms of Clause 6.2 of the Employment Agreement and, if a payment is made, it will be made to you at the same time as payment is made to the other senior executives of the Company.

(b)
If any of the conditions set out in paragraph 5 (Conditions) below have not been satisfied as at the due date for the payment of the Bonus Payment, your entitlement to such payment will lapse. Without prejudice to any other rights which the Company may have, if the Company discovers, after payment of the Bonus Payment, that any of the Conditions had not been satisfied at the time of payment, the Company will be entitled to recover the relevant amount paid from you, net of any taxes paid or due to be paid on such amounts,. If the Conditions have been satisfied up to and at the date of payment of the Bonus Payment, however, the Company will not have any right of recovery against these amounts. Further, if the Bonus Payment becomes due at any time following a Change in Control of Aspen Insurance Holdings, payment of the Bonus Payment to you shall constitute a confirmation by the Company that the Conditions have been satisfied at that date and consequently the provisions of the second sentence of this paragraph 3(b) shall not apply. For the purposes of this agreement ‘Change in Control” shall have the meaning given to in the Aspen Insurance Holdings Limited 2013 Share Incentive Plan.

4.	Performance Shares and Restricted Share Units

(a)	You have been granted the following Performance Shares and Restricted Share Units ("RSUs") by Aspen Insurance Holdings Limited ("AIHL"):

(i)	29,669 Performance Shares under a Performance Share Award Agreement dated 11 February 2013;

(ii)	9,931 RSUs under a Restricted Share Unit Award Agreement dated 11 February 2013;

(iii)	27,006 Performance Shares under a Performance Share Award Agreement dated 25 April 2014;

(iv)	9,002 RSUs under a Restricted Share Unit Award Agreement dated 25 April 2014;

(v)	23,553 Performance Shares under a Performance Share Award Agreement dated 5 March 2015; and

(vi)	7,851 RSUs under a Restricted Share Unit Award Agreement dated 5 March 2015.

(b)
Your rights and entitlements to these Performance Shares and RSUs are subject to the AIHL 2003 Share Incentive Plan (in respect of the Performance Shares and RSUs granted in 2013) and the AIHL 2013 Share Incentive Plan (in respect of the Performance Shares and RSUs granted in 2014 and 2015) (together the "SI Plans").

(c)
Subject to paragraph 5 (Conditions), and in consideration of your agreement to abide by the terms of paragraph 4(d) below, your unvested Performance Shares and RSUs will remain eligible for vesting in accordance with the terms of the relevant Performance Share or RSU Agreements notwithstanding the termination of your employment. Until they are paid to you, your unvested and unpaid Performance Shares and RSUs will be subject to the terms and conditions of the relevant SI Plan and the relevant Performance Share or RSU Agreement under which they were granted, save only for the removal of any condition requiring your continued employment by the Group.

(d)
In addition to the conditions in paragraph 5 (Conditions), the eligibility for your Performance Shares and RSUs to vest in accordance with paragraph 4(c) is subject to your compliance with (and, at any time prior to a Change in Control (as defined in paragraph 3(b) above) of Aspen Insurance Holdings Limited, to your providing the Company with reasonable confirmation as requested prior to vesting requested that you have continued to comply with) the restrictive covenants set out in the Schedule (Restrictive Covenants). If any of the Conditions in paragraph 5 (Conditions) or any of the restrictive covenants in the Schedule (Restrictive Covenants) are not satisfied as at the due date for payment of any Performance Shares or RSUs, any such unpaid Performance Shares will be cancelled without consideration and any such unpaid RSUs will be forfeited.

(e)
Without prejudice to any other rights which the Company may have, if the Company discovers, after payment is made to you for any Performance Shares or RSUs, that any of the Conditions had not been satisfied at the time of payment, the Company will be entitled to recover the relevant amount paid from you net of any taxes paid or due to be paid on such amounts. If the Conditions have been satisfied up to and at the date of payment of the Performance Shares and/or RSUs, however, the Company will not have any right of recovery against those amounts. Further, if the Performance Shares or RSU’s become due at any time following a Change in Control (as defined in paragraph 3(b) above) of Aspen Insurance Holdings Limited, delivery of the Performance Shares or RSU’s to you shall constitute a confirmation by the Company that the Conditions have been satisfied at that date and consequently the provisions of the first sentence of this paragraph 4(e) shall not apply.

5.	Conditions

(a)
The conditions relating to the Bonus Payment referred to in paragraph 3 (Bonus Payment) and relating to the Performance Shares and RSUs referred to in paragraphs 4(c) and (d) (Performance Shares and Restricted Share Units) above, are that:

(i)	the Company has received a duly signed copy of this Settlement Agreement;

(ii)	the conditions in paragraph 2 (Pre-conditions) have been satisfied;

(iii)	you have complied and will continue to comply with the terms of this Settlement Agreement; and

(iv)	you have complied with the warranty in paragraph 11(a) (Warranties);
together the "Conditions".

6.	Tax and national insurance
You will be responsible for all income taxes and employee national insurance contributions (if any) which may be payable in respect of all payments and arrangements contained in this Settlement Agreement.

7.	Future conduct

Subject always to your legal and regulatory obligations (and without prejudice to paragraph 8 (Restrictions)) you undertake that you will not provide information known to you as a result of your employment or its termination to, or otherwise assist any person or organisation to make or continue any claim or proceedings against the Company or any member of the Group or any of its or their directors, employees or workers.

8.	Restrictions

You undertake to continue to observe Clauses 11, 12 and 14 of the Employment Agreement, notwithstanding the termination of your employment.

9.	Statements

(a)	In consideration of the promises contained in this paragraph the Company and you agree that:

(i)
you will not make or publish any adverse, untrue or misleading statement or comment about the Group or its officers and employees and that you will not represent yourself as continuing to be employed by or connected with any member of the Group after the Termination Date; and

(ii)
the directors of the Company will not make or authorise the making of any adverse, untrue or misleading statement or comment about you, subject always, in relation to adverse comments, to the Company's legal obligations to third parties.

(b)	You acknowledge that any breach by you of this paragraph 9 (Statements) will be a material breach of the Conditions.

10.	Secrecy

(a)
In consideration of the promises contained in this paragraph the Company and you agree that the terms of this Settlement Agreement are strictly confidential and will not be disclosed, communicated or otherwise made public:

(i)	by you, except if you are required by law to do so. In particular you agree not to disclose the terms of this Settlement Agreement to any employee of the Group; and

(ii)
by the Company, except for the purpose of taking professional advice in connection with this Settlement Agreement or if required by law or regulation to do so or in connection with the proper performance of the Group's business.

(b)	You acknowledge that any breach by you of this paragraph 10 (Secrecy) will be a material breach of the Conditions.

11.	Warranties

In signing this Settlement Agreement you are representing and warranting that:

(a)	you have not committed any material breach of the terms of your employment, such that the Company would be entitled to dismiss you summarily and without compensation; and

(b)	you are not aware of any claims or causes of action against any member of the Group by any third party of which the Company is not aware.

12.	Full and final settlement

(a)
Subject to paragraph 12(b), you accept the terms of this Settlement Agreement in full and final settlement of all (if any) claims of any nature which you have or may have against the Company and any other member of the Group and their respective officers and employees arising out of or in connection with your employment and its termination, or your directorships and their termination, or any other matter whether such claims arise under English or European law or any other jurisdiction outside England.

(b)	Paragraph 12(a) will not apply to your accrued entitlements and options under the Company's pension scheme as at the Termination Date.

(c)
You acknowledge that the Company and the Group are relying on paragraph 12(a) in deciding to enter into this Settlement Agreement. If you breach paragraph 12(a) and a judgment or order is made against any member of the Group, you acknowledge that it will have a claim against you for damages of not less than the judgment or order.

13.	Entire Agreement

This Settlement Agreement constitutes the entire agreement and understanding between the parties in relation to the termination of your employment. The Company or any other member of the Group will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this Settlement Agreement) being false, inaccurate or incomplete unless it was made fraudulently. You acknowledge that you are not entering into this Settlement Agreement in reliance on any representation, warranty or undertaking which is not contained in this Settlement Agreement.

14.	Successors, assigns and change in control

This Agreement shall be binding upon any successors or assigns of the Company. Further, this Agreement shall remain in full force an effect following any Change in Control of the Company or Aspen Insurance Holdings Limited, subject to the amendments set out in paragraphs 3(b) and 4(e) above.

15.	Applicable law

This Settlement Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Settlement Agreement.
If these proposals are acceptable, would you please confirm your acceptance by signing and returning the enclosed copy of this letter to me. Once signed and received by us, the Settlement Agreement will be binding and the "Without Prejudice" label will cease to apply.

For and on behalf of Aspen Insurance UK Services Limited:

Signed:    /s/ Michael Cain…………………………………………………..

MICHAEL CAIN
Group General Counsel

Date :        November 9, 2015…………………………………………………..

On Copy by Employee:

I accept these proposals.

Signed:    /s/ Rupert Villers…………………………………………………..

RUPERT VILLERS

Date :        November 11, 2015…………………………………………..……

SCHEDULE

Restrictive Covenants

1.	For the purpose of this Schedule:

(a)
"the Business" means the business of the Group or any Group Company, at the date of termination of your employment, with which you have been concerned to a material extent at any time in the Relevant Period;

(b)	references to the "Group" and "Group Companies" shall only be reference to the Group and Group Companies in respect of which you have carried out material duties in the Relevant Period;

(c)	"Relevant Period" shall mean the period of 24 months immediately preceding 30 October 2015;

(d)
"Restricted Person" shall mean any person who or which has, at any time during the Relevant Period, done business with the Company or any other Group Company as customer or client or consultant, and whom or which you shall have had personal dealings with, contract with or responsibility for (each, in a business or commercial capacity) during the Relevant Period;

(e)
"Key Employee" shall mean any person who, at the date of termination of your employment, is employed or engaged by the Company or any other Group Company with whom you have had material contact during the Relevant Period and (a) is employed or engaged in the capacity of Manager, Underwriter or otherwise in a senior capacity, and/or (b) is in the possession of Confidential Information, and/or (c) was directly managed by or reported to you during the Relevant Period.

2.
Your continued eligibility for vesting and payment of your remaining unpaid Performance Shares and RSUs is conditional upon you refraining from any of the following activities until after payment of such Performance Shares and RSUs, namely you will not, without the prior written consent the Chief Executive Officer of the Aspen Group or another officer of the Group authorised by him, , either alone or jointly, with or on behalf of any person, directly or indirectly:

(f)
be employed, engaged, interested in or concerned with any business or undertaking which is engaged in, or carries on business in, the United Kingdom, Bermuda or the USA which is, or is about to be, in competition with the Business; or

(g)
canvas, solicit or approach, or cause to be canvassed or solicited or approached, for orders in respect of any services provided and/or any products sold by the Company or any other Group Company in the United Kingdom, Bermuda or the USA any Restricted Person; or

(h)	solicit or entice away, or endeavour to solicit or entice away, from the Company or any other Group Company, any Key Employee.

3.
The covenants contained in paragraphs 2(a), (b) and (c) are intended to be separate and severable, and enforceable as such. It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Schedule to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum extent as such court may judicially determine to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.
The restrictions set out in this Schedule shall not prevent you from taking on roles in any business that is not competitive with the Business, nor any other role in respect of which you have received the prior written consent of Group’s Chief Executive Officer (such consent not to be unreasonably withheld or delayed).